Exhibit 10(b)

AGREED UPON DEPARTURE TERM SHEET

Set forth below are the key terms agreed upon between Constellation Energy Group, Inc. (“Constellation”) and E. Follin Smith (“EFS”) relating to EFS’ departure from Constellation.

♦  EFS’ final date of employment will be May 18, 2007.

♦  Until February 18, 2008, EFS will make herself available upon request by Constellation as a consultant to aid in transition at times mutually agreed upon by the parties. Until the end of May 2007, this time commitment shall not exceed 20 hours per week and, from June 1, 2007 through February 18, 2008, this time commitment shall not exceed 20 hours per month.

♦  From May 18, 2007 through May 18, 2009, EFS will not become an employee or Board member of any company which directly and materially competes with Constellation (“Competitive Business”).

♦  In recognition of EFS’ agreements above and her prior service to Constellation, EFS will receive (or be entitled to):

(1)                                  29/36th of the amount EFS would have received under the 05-07 LTIP Performance Unit Plan (“LTIP”) had her employment with Constellation continued until the payment date. This amount shall be payable to EFS in cash on the date cash payments under the LTIP are generally paid in 2008 to other employees participating in the LTIP.

(2)                                  17/24th of the $1.875 million (i.e., $1,328,125) EFS would have received under the 2006 cash-based LTIP award, payable in cash on the date such LTIP payments are generally payable in 2008 to other employees participating in the LTIP.

(3)                                  5/36th of the amount EFS would have received under the 07-09 LTIP had her employment with Constellation continued indefinitely. This amount shall be payable to EFS in cash on the date cash payments under the LTIP are generally paid in 2010 to other employees participating in the LTIP.

(4)                                  A discretionary bonus for 2007 which will factor in EFS’ employment for 5/12 of the year, payable in cash on the date such bonus payments are generally payable in 2008 to Constellation employees.

(5)                                  29/36th of EFS’ 3,271 share 2005 unvested restricted stock grant (and dividends accrued on those shares) shall vest immediately and the remaining 7/36th of the award shall be cancelled.

(6)                                  17/36th of EFS’ 5,704 share 2006 unvested restricted stock grant (and dividends accrued on those shares) shall vest immediately and the remaining 19/36th of the award shall be cancelled.

(7)                                  5/36th of EFS’ 6,641 share 2007 unvested restricted stock grant (and dividends accrued on those shares) shall vest immediately and the remaining 31/36th of the award shall be cancelled.

Notwithstanding anything to the contrary:

♦                                     any payments due under clauses (1) through (2) above shall be paid between January 1, 2008 and March 15, 2008; and,

♦                                     any payments due under clause (3) above shall be paid between January 1, 2010 and March 15, 2010.

♦  EFS shall continue to be indemnified and advanced expenses in accordance with Constellation’s charter and/or bylaws and the employment agreement between EFS and Constellation dated as of July 1, 2004 (“Employment Agreement”). EFS shall be covered under Constellation’s directors’ and officers’ liability insurance policies until such time as suits can no longer be brought against her as a matter of law.

♦  Other or additional benefits and/or entitlements in accordance with the applicable terms of applicable Constellation arrangements (e.g., 401(k), payment of unreimbursed business expenses, etc.).

♦  Any disputes relating to this Term Sheet shall be resolved in accordance with Section 20 of the Employment Agreement. Any amount or benefit payable hereunder shall not be subject to offset, counterclaim or recoupment by Constellation for any reason.

In the event application of Section 409A would result in an additional 20% tax (and/or interest and penalties) being imposed on any payment or benefit under Section 409A, Constellation and EFS agree to amend this Term Sheet no later than December 31, 2007 to eliminate the application of such additional tax (and interest or penalties) under Section 409A in a manner which preserves the parties’ economic entitlements hereunder.

Constellation Energy Group, Inc.

By:	/s/ MAYO A. SHATTUCK III
Mayo A. Shattuck III
President and CEO

/s/ E. FOLLIN SMITH
E. Follin Smith

Date:  May 18, 2007